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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:                                            Investor Relations:
        Brian Carney                                Don Tomoff
        Executive Vice President, CFO               Vice President, Finance
        Jo-Ann Stores, Inc.                         Jo-Ann Stores, Inc.
        330-656-2600                                330-463-6815


          JO-ANN STORES ANNOUNCES 3.5% APRIL SAME-STORE SALES INCREASE

- SAME-STORE SALES FOR THE FIRST QUARTER INCREASED 2.6% VERSUS A 13.5% INCREASE LAST YEAR

- $46 MILLION OF 10-3/8% SENIOR SUBORDINATED NOTES REPURCHASED IN THE FIRST QUARTER

- EARNINGS FOR FIRST QUARTER, BEFORE CHARGE FOR DEBT REPURCHASED, EXPECTED TO BE AT THE LOW TO MID-POINT OF PREVIOUS EARNINGS GUIDANCE RANGE

HUDSON, OH--May 8, 2003 - Jo-Ann Stores, Inc. (NYSE: JAS.A and JAS.B), the leading national fabric and craft specialty retailer, reported today that April same-store sales increased 3.5%, versus a 19.6% same-store sales increase last year. April net sales increased 1.7% to $119.2 million from $117.2 million for the same period last year.

Same-store sales for the first quarter, ended May 3, 2003, increased 2.6% compared with a 13.5% same-store sales increase for the same period last year. Net sales for the first quarter increased 0.7% to $374.8 million from $372.4 million in the prior year.

The Company repurchased approximately $46 million of its 10-3/8% senior subordinated notes ("Notes") during the first quarter, at an all-in price of approximately 105.4% of face value. Approximately $77 million of the Notes remain outstanding. In connection with these repurchases, the Company will record a pre-tax charge of $3.4 million to recognize the premium paid and to write-off the related deferred finance charges. Annual interest savings, based on current LIBOR rates, are estimated to be $3.7 million. Interest savings for the balance of fiscal year 2004 are estimated to be $2.7 million.

First Quarter Earnings Outlook

Although the Company was able to successfully anniversary difficult same-store sales comparisons in the first quarter and sustain a positive same-store sales increase, the sales performance was aided by aggressive promotions of seasonal and clearance product. While successful at driving top-line growth, selling gross margins were


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negatively impacted. As a result, the Company expects first quarter earnings, before the charge associated with the repurchase of the Notes, to be in the range of $0.32 to $0.34 per diluted share.

The Company will announce earnings for its first quarter and provide an update to its earnings outlook for the balance of the fiscal year on May 19, 2003. In conjunction with the first quarter earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 PM Eastern time on May 19, 2003. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft specialty retailer with locations in 48 states, operates 840 Jo-Ann Fabrics and Crafts traditional stores and 77 Jo-Ann superstores.



This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, and the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's Securities and Exchange Commission filings.



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